Exhibit 99.1

AT THE COMPANY
Clifford Bolen
Senior Vice President, COO, CFO
(312) 738-4500

FOR IMMEDIATE RELEASE
MONDAY, JUNE 6, 2005

Vita Announces Senior Management Changes

Chicago, IL, June 6, 2005 – On Monday, June 6, 2005, Vita Food Products, Inc. (AMEX: VSF) announced changes to the Company’s senior management.  Clifford Bolen, the Company’s Chief Financial Officer since November 2000, has been promoted to Chief Operating Officer.  Mr. Bolen will also retain the title and responsibilities of Chief Financial Officer for the immediate future.  Mr. Bolen’s background includes positions held in operations management as well as senior financial management for over 20 years with a concentration in manufacturing and food processing.  Mr. Bolen graduated from the University of Chicago’s Executive MBA program in 1998.

In addition, the Company has hired William Zaikos as its Vice President of Marketing.  Mr. Zaikos brings over 12 years experience with Kraft® Foods, Inc.  Mr. Zaikos held numerous positions within Kraft including most recently Brand Manager - Easy Mac®.  During his marketing tenure at Kraft, Mr. Zaikos also worked on Miracle Whip® Dressing, Grey Poupon® Mustard, California Pizza Kitchen® Frozen Pizza and Tombstone® Frozen Pizza.  In such capacities, he developed successful annual brand plans, managed over $100 million in sales with profit line responsibility, analyzed consumer trends, led successful new product launches and developed advertising, consumer promotions and trade programming.  Mr. Zaikos received his MBA from the University of Chicago in 1999.

“Vita is pleased to announce these two changes,” said Steve Rubin, the Company’s chairman and chief executive officer.  “We feel that both of these highly qualified individuals will be making some substantive changes that will lead to a positive transformation of this Company.”

Vita seafood is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  More than 95% of Vita’s sales are in kosher foods.  Vita’s common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc.  Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its’ award-winning Vidalia® Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets.  Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam® brand of steak sauce, barbeque sauce, marinade and related products and The Drambuie® Gourmet Collection.

Halifax also manufactured and distributed the Artie BuccoTM line of products based on the popular HBO® series The Sopranos®, the award-winning Scorned Woman® gourmet food line, the Oak Hill Farms® line of salad dressings and various gourmet products and branded gift items.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new products, and competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.